EXHIBIT 99.3

Chemung Financial Shareholders Re-elect Directors

Retiring Directors Recognized

ELMIRA, N.Y., May 13, 2016 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the holding company of Chemung Canal Trust Company and CFS Group, Inc., announced that its Shareholders have re-elected five members to the corporation’s Board of Directors.  The announcement was made May 12th, during the Corporation’s Annual Shareholders’ Meeting.

Four Directors were re-elected to three-year terms, including: Ronald M. Bentley, CEO of Chemung Canal Trust Company & Chemung Financial Corporation; Robert H. Dalrymple, Secretary & Vice President of Dalrymple Gravel and Contracting; Clover M. Drinkwater, a Partner in the law firm of Sayles & Evans, and Richard W. Swan, Chairman of the Board of Swan & Sons-Morss Co., Inc. Elected to a two-year term was Kevin B. Tully, a Partner in the regional accounting firm of Teal, Becker and Chiaramonte, CPA’s PC.

Mr. Bentley joined the Board of Directors in 2007, while Mr. Dalrymple was first elected in 1995. Ms. Drinkwater joined the Board in 2005 and Mr. Swan has served as a Director since 1984. Mr. Tully was appointed to the Board in March 2016.  All serve as Directors of Chemung Financial Corporation and Chemung Canal Trust Company.

During the meeting Chemung Financial President & CEO, Ronald M. Bentley and Board Chairman David J. Dalrymple paid tribute to William D. Eggers and Eugene M. Sneeringer, Jr. who have now retired from the Chemung Financial and Chemung Canal Trust Company boards.  Bentley thanked them for their years of “dedication, commitment and service to our Company.” Both Attorneys, Mr. Eggers, who joined the Board in 2002, is the former Senior Vice President & General Counsel of Corning, Incorporated.  Mr. Sneeringer, has served as a Director since the acquisition Capital Bank & Trust in 2011.  Mr. Sneeringer is a Principal in the firm of Sneeringer Monahan Provost Redgrave Title Agency, Inc.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company of Chemung Canal Trust Company, a full service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest, locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com